                                                                    EXHIBIT 12.1

                                FERRELLGAS, L.P.

             COMPUTATION OF RATIO OF NET EARNINGS TO FIXED CHARGES (IN THOUSANDS, EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)

                                                   HISTORICAL                                PARTNERSHIP PRO FORMA (4)
                         ------------------------------------------------------------------ ---------------------------
                                                                                                          PRO FORMA (4)
                                                                    NINE MONTHS NINE MONTHS PRO FORMA (4)  NINE MONTHS
                                   YEAR ENDED JULY 31,                 ENDED       ENDED     YEAR ENDED       ENDED
                         ------------------------------------------  APRIL 30,   APRIL 30,    JULY 31,      APRIL 30,
                          1989     1990     1991    1992     1993      1993        1994         1993          1994
                         -------  -------  ------- -------  ------- ----------- ----------- ------------- -------------
EARNINGS:
 Earnings (loss) before
  income taxes and
  extraordinary loss ... $(2,364) $  (112) $ 3,537 $(2,369) $   595   $21,038     $33,115      $28,750       $53,892
 Add fixed charges (see
  below)................  57,143   57,903   64,142  65,230   64,317    48,316      47,246       33,275        24,200
                         -------  -------  ------- -------  -------   -------     -------      -------       -------
 Earnings, as
  adjusted(1)...........  54,779   57,791   67,679  62,861   64,912    69,354      80,361       62,025        78,092
FIXED CHARGES:
 Interest expense,
  including amortization
  of financing costs....  54,572   55,095   60,507  61,219   60,071    45,056      44,233       29,029        21,187
 Add interest factor of
  rent expense(3).......   2,571    2,808    3,635   4,011    4,246     3,260       3,013        4,246         3,013
                         -------  -------  ------- -------  -------   -------     -------      -------       -------
Fixed charges........... $57,143  $57,903  $64,142 $65,230  $64,317   $48,316     $47,246      $33,275       $24,200
                         =======  =======  ======= =======  =======   =======     =======      =======       =======
Ratio of earnings to
 fixed charges..........                      1.06             1.01      1.44        1.70         1.86          3.23
Deficiency(2)........... $(2,364) $  (112)         $(2,369)

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(1) In computing the ratio of earnings to fixed charges: (A) earnings have been based on earnings (loss) from continuing operations before income taxes and fixed charges and (B) fixed charges consist of interest expense and amortization of debt issuance costs.
(2) The deficiency is the amount by which earnings are inadequate to cover fixed charges.
(3) The interest factor of rent expense is assumed to be 46% of vehicle lease rent expense and one-third of all other operating lease rent expense.
(4) See the pro forma financial statements and related notes included elsewhere in the Registration Statement.